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                                                                   EXHIBIT 10.12



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                                 INTEVAC, INC.

                      AMENDED AND RESTATED LOAN AGREEMENT

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                               TABLE OF CONTENTS


                                                                     PAGE
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
1.   DEFINITIONS AND CONSTRUCTION ..................................   1
     1.1   Definitions .............................................   1
     1.2   Accounting Terms ........................................   8

2.   LOAN AND TERMS OF PAYMENT .....................................   8
     2.1   Advances ................................................   8
     2.2   LIBOR Option ............................................   9
     2.3   Interest Rates, Payments, and Calculations ..............  10
     2.4   Crediting Payments ......................................  10
     2.5   Fees ....................................................  10
     2.6   Additional Costs ........................................  11
     2.7   Term ....................................................  11

3.   CONDITIONS OF ADVANCES ........................................  11
     3.1   Conditions Precedent to Initial Advance .................  11
     3.2   Conditions Precedent to all Advances ....................  11

4.   REPRESENTATIONS AND WARRANTIES ................................  12
     4.1   Due Organization and Qualification ......................  12
     4.2   Due Authorization; No Conflict ..........................  12
     4.3   No Prior Encumbrances ...................................  12
     4.4   Merchantable Inventory ..................................  12
     4.5   Name; Location of Chief Executive Office ................  12
     4.6   Litigation ..............................................  12
     4.7   No Material Adverse Change in Financial Statements ......  12
     4.8   Solvency ................................................  12
     4.9   Regulatory Compliance ...................................  12
     4.10  Environmental Condition .................................  13
     4.11  Taxes ...................................................  13
     4.12  Subsidiaries ............................................  13
     4.13  Government Consents .....................................  13
     4.14  Full Disclosure .........................................  13

5.   AFFIRMATIVE COVENANTS .........................................  13
     5.1   Good Standing ...........................................  13
     5.2   Government Compliance ...................................  14
     5.3   Financial Statements, Reports, Certificates .............  14
     5.4   Inventory; Returns ......................................  14
     5.5   Taxes ...................................................  14
     5.6   Insurance ...............................................  15
     5.7   Principal Depository ....................................  15
     5.8   Quick Ratio .............................................  15
     5.9   Debt-Net Worth Ratio ....................................  15
     5.10  Tangible Net Worth ......................................  15
     5.11  Profitability ...........................................  15
     5.12  1995 Financial Year Audit ...............................  15
     5.13  Further Assurances ......................................  16

6.   NEGATIVE COVENANTS ............................................  16
     6.1   Dispositions ............................................  16
     6.2   Change in Business ......................................  16



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
     6.3   Mergers or Acquisitions .................................  16
     6.4   Indebtedness ............................................  16
     6.5   Encumbrances ............................................  16
     6.6   Distributions ...........................................  16
     6.7   Investments .............................................  16
     6.8   Transactions with Affiliates ............................  17
     6.9   Subordinated Debt .......................................  17
     6.10  Compliance ..............................................  17

7.   EVENTS OF DEFAULT .............................................  17
     7.1   Payment Default .........................................  17
     7.2   Covenant Default ........................................  17
     7.3   Material Adverse Change .................................  17
     7.4   Attachment ..............................................  17
     7.5   Insolvency ..............................................  18
     7.6   Other Agreements ........................................  18
     7.7   Subordinated Debt .......................................  18
     7.8   Judgments ...............................................  18
     7.9   Misrepresentations ......................................  18

8.   BANK'S RIGHTS AND REMEDIES ....................................  18
     8.1   Rights and Remedies .....................................  18
     8.2   Power of Attorney .......................................  19
     8.3   Bank Expenses ...........................................  19
     8.4   Remedies Cumulative .....................................  19
     8.5   Demand; Protest .........................................  19

9.   NOTICES .......................................................  19

10.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER ....................  20

11.  GENERAL PROVISIONS ............................................  20
     11.1  Successors and Assigns ..................................  20
     11.2  Indemnification .........................................  21
     11.3  Time of Essence .........................................  21
     11.4  Severability of Provisions ..............................  21
     11.5  Amendments in Writing, Integration ......................  21
     11.6  Counterparts ............................................  21
     11.7  Survival ................................................  22
     11.8  Confidentiality .........................................  22



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
        This AMENDED AND RESTATED LOAN AGREEMENT is entered into as of March 14, 1996, by and between SILICON VALLEY BANK ("Bank") and INTEVAC, INC. ("Borrower").

                                    RECITALS

        Borrower and Bank are parties to certain loan agreements under which Borrower has obtained credit from Bank. Borrower wishes to continue to obtain credit from Bank, and Bank desires to continue to provide credit to Borrower. This Agreement sets forth the terms on which Bank will lend to Borrower, and Borrower will repay the loan to Bank.

                                   AGREEMENT

        The parties agree as follows:

        1.      DEFINITIONS AND CONSTRUCTION

                1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                        "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

                        "Advance" or "Advances" means an Advance under the Revolving Facility.

                        "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

                        "Bank Expenses" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, and Bank's reasonable attorney's fees and expenses incurred in amending, enforcing or defending the Loan Documents, whether or not suit is brought.

                        "Borrowing Base" has the meaning set forth in Section
2.1 hereof.

                        "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

                        "Closing Date" means the date of this Agreement.

                        "Code" means the California Uniform Commercial Code.

                        "Committed Line" means Ten Million Dollars
($10,000,000).

                        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, Letter of Credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn Letters of Credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

        "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Advances made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Borrower or any Subsidiary to a date more than one year from the date of determination, but excluding Subordinated Debt.

        "Daily Balance" means the amount of the Obligations owed at the end of a given day.

        "Eligible Accounts" means those Accounts that arise in the ordinary course of Borrower's business that comply with all of Borrower's representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon thirty (30) days prior written notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

                (a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

                (b) Accounts with respect to an account debtor, fifty percent (50%) of whose Accounts the account debtor has failed to pay within (90) days of invoice date;

                (c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

                (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

                (e) Accounts with respect to which the account debtor is an Affiliate of Borrower;

                (f) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

                (g) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except to the extent Borrower has filed notices under the Assignment of Claims Act in a form acceptable to Bank.


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
        (h) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

        (i) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except for the accounts of Seagate for which the applicable percentage shall be fifty percent (50%) and as pre-approved by Bank in writing;

        (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

        (k) Accounts the collection of which Bank reasonably determines to be doubtful.

        "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are: (1) covered by credit insurance in form and amount, and by an insurer satisfactory to Bank less the amount of any deductible(s) which may be or become owing thereon; or (2) supported by one or more letters of credit in favor of Bank as beneficiary, in an amount and of a tenor, and issued by a financial institution, acceptable to Bank; or (3) that Bank approves on a case-by-case basis including those Accounts of Matsubo (which Bank has pre-approved).

        "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

        "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

        "GAAP" means generally accepted accounting principles as in effect from time to time.

        "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and Letters of Credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

        "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

        "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

        "LIBOR Supplement" means that certain LIBOR Supplement to Agreement between Borrower and Bank of even date herewith.

        "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Loan Documents" means, collectively, this Agreement, the LIBOR Supplement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

        "Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

        "Maturity Date" means March 13, 1997.

        "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

        "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

        "Permitted Indebtedness" means:

        (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

        (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

        (c) Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

        (d) Subordinated Debt;

        (e) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

                (f)     Indebtedness secured by Permitted Liens;

                (g) Capital leases or indebtedness incurred solely to purchase equipment which is secured in accordance with clause (c) of "Permitted Liens" below and is not in excess of the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of acquisition; and

                (h) Extensions, refinancings, modifications, amendments and restatements of any of items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

                "Permitted Investment" means;

                (a) Investments existing on the Closing Date disclosed in the Schedule; and

                (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and
(iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) any Investments permitted by Borrower's investment policy, as amended from time to time, provided that such investment policy (any such amendment thereto) has been approved by Bank;

                (c) Investments consisting of the endorsement of negotiable instrument for deposit or collection or similar transaction in the ordinary course of business;

                (d) Investments accepted in connection with Transfers permitted by Section 6.1;

                (e) Investments (whether consisting of the purchase or securities, loans, capital contribution, or otherwise) of Subsidiaries in or to other Subsidiaries or in Borrower;

                (f) Investments consisting of (i) compensation of employees, officers and directors of Borrower or its Subsidiaries so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors;

                (g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

                (h) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

                (i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments by Borrower in any Subsidiary;

        (j) Investments constituting acquisitions permitted under Section 6.3;

        (k) Deposit accounts of Borrower in which Bank has a Lien prior to any other Lien; and

        (l) Investments made in accordance with Borrower's investment policy, as reviewed by Bank and approved from time to time by Borrower's board of directors.

        "Permitted Liens" means the following:

        (a) Any Liens existing on the Closing Date and disclosed in the Schedule;

        (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

        (c) Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

        (d) Liens on Equipment leased by Borrower or any Subsidiary pursuant to an operating or capital lease in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such Equipment (including Liens pursuant to leases permitted pursuant to Section 6.1 and Liens arising from UCC financing statements regarding leases permitted by this Agreement);

        (e) Leases or subleases and license and sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license;

        (f) Liens on assets (including the proceeds thereof and accessions thereto) that existed at the time such assets were acquired by Borrower or any Subsidiary (including Liens on assets of any corporation that existed at the time it became or becomes a Subsidiary); provided such Liens are not granted in contemplation of or in connection with the acquisition of such asset by Borrower or a Subsidiary;

        (g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 7.8;

        (h) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

        (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

        (j) Liens that are not prior to the Lien of Bank which constitute rights of set-off of a customary nature of banker's Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangement entered into with banks in the ordinary course of business;

        (k) Earn-out and royalty obligations existing on the date hereof or entered into in connection with an acquisition permitted by Section 6.3;

        (l) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a), (c), (d), (e), (f) and (k) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

        (m) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums.

        "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

        "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

        "Quick Assets" means, at any date as of which the amount thereof shall be determined, the consolidated cash, cash-equivalents, accounts receivable and investments with maturities not to exceed twelve (12) months of Borrower determined in accordance with GAAP.

        "Responsible Officer" means each of the Chief Executive Officer, the Chief Financial Officer and the Controller of Borrower.

        "Revolving Facility" means the facility under which Borrower may request Bank to issue cash advances, as specified in Section 2.1 hereof.

        "Schedule" means the schedule of exceptions, if any, attached hereto.

        "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

        "Subsidiary" means any corporation or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, be owned by Borrower, either directly or through an Affiliate.

        "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, including, but not limited to, any Investments that Borrower has made in Cathode Technology Corporation or 601 California Avenue, and (c) all reserves not already deducted from assets, and (ii) Total Liabilities.

        "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

          1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

     2.   LOAN AND TERMS OF PAYMENT

          2.1 Advances. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower in an aggregate amount not to exceed the lesser of (i) the Committed Line minus the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and minus the outstanding amount of the Foreign Exchange Reserve, or
(ii) the Borrowing Base minus the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and minus the outstanding amount of the Foreign Exchange Reserve. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to Three Million Dollars ($3,000,000), provided that if the aggregate outstanding Advances exceed Three Million Dollars ($3,000,000), "Borrowing Base" shall mean an amount equal to eighty percent (80%) of Eligible Accounts. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement.

     Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. California time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit A hereto or a LIBOR Rate Advance Form as attached to the LIBOR Supplement. Bank is authorized to make Advances under this Agreement or under the LIBOR Supplement, based upon instructions received from a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section
2.1 to Borrower's deposit account.

     The Revolving Facility shall terminate on the Maturity Date, at which time all Advances under this Section 2.1 and other amounts due under this Agreement shall be immediately due and payable.

          2.1.1  Letters of Credit.

                 (a) Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued Letters of Credit for the account of Borrower in an aggregate face amount not to exceed (i) the Committed Line minus the then outstanding principal balance of the Advances minus the outstanding amount of the Foreign Exchange Reserve or (ii) the Borrowing Base minus the then outstanding principal balance of the Advances minus the outstanding amount of the Foreign Exchange Reserve; provided that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letter of Credit) shall not in any case exceed Five Million Dollars ($5,000,000). Each such Letter of Credit shall have an expiry date no later than the Maturity Date, provided that Borrower's Letter of Credit reimbursement obligation shall be secured by cash on terms acceptable to Bank at any time after the Maturity Date if the term of this Agreement is not extended by Bank. All such Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of application and letter of credit agreement.

                 (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

        2.1.2   Letter of Credit Reimbursement; Reserve.

                (a) Borrower may request that Bank issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

                (b) Upon the issuance of any Letter of Credit payable in a currency other than United States Dollars, Bank shall create a reserve under the Committed Line for Letters of Credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Line shall be reduced by the amount of such reserve for so long as such Letter of Credit remains outstanding.

        2.1.3   Foreign Exchange Contract; Foreign Exchange Settlements.

                (a) Subject to the terms of this Agreement, Borrower may utilize up to One Million Dollars ($1,000,000) for foreign exchange contracts (the "Exchange Contracts"), pursuant to which Bank shall sell to or purchase from Borrower foreign currency on a spot or future basis. All Exchange Contracts must provide for delivery of settlement on or before the Maturity Date. The limit available at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on each day (the "Determination Date"): (i) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two business days from the Determination Date, 10% of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two business days after the Determination Date, 100% of the gross amount of the Exchange Contracts. In lieu of the Foreign Exchange Reserve for 100% of the gross amount of any Exchange Contract, Borrower may request that Bank treat such amount as an Advance under the Committed Line.

                (b) Bank may, in its discretion, terminate the Exchange Contracts at any time (a) that an Event of Default occurs or (b) that there is no sufficient availability under the Committed Line and Borrower does not have available funds in its bank account to satisfy the Foreign Exchange Reserve. If Bank terminates the Exchange Contracts, and without limitation of any applicable indemnities, Borrower agrees to reimburse Bank for any and all fees, costs and expenses relating thereto or arising in connection therewith.

                (c) Borrower shall not permit the total gross amount of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than One Million Dollars ($1,000,000) nor shall Borrower permit the total gross amount of all Exchange Contracts to which Borrower is a party, outstanding at any one time, to exceed One Million Dollars ($1,000,000).

                (d) Borrower shall execute all standard form applications and agreements of Bank in connection with the Exchange Contracts and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Bank in connection with the Exchange Contracts.

        2.2 LIBOR Option. Borrower shall be entitled to request Advances in accordance with the LIBOR Supplement, which shall govern all LIBOR Advances, as defined therein.

        2.3 Interest Rates, Payments, and Calculations.

            (a) Interest Rate. Except as set forth in Section 2.3(b), any Advances shall bear interest, on the average Daily Balance, at a rate equal to the Prime Rate or the rate specified in the LIBOR Supplement.

            (b) Default Rate. All Obligations shall bear interest, from and after the occurrence of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

            (c) Payments. Interest hereunder shall be due and payable on the thirteenth calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts or against the Committed Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

            (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

        2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

        2.5 Fees. Borrower shall pay to Bank the following:

            (a) Facility Fee. A Facility Fee equal to Seven Thousand Three Hundred Sixty-one Dollars ($7,361), which fee shall be due on the Closing Date and shall be fully earned and nonrefundable;

            (b) Financial Examination and Appraisal Fees. Bank's customary fees and out-of-pocket expenses for Bank's audits of Borrower's Accounts, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by Bank or its agents;

            (c) Bank Expenses. Upon the date hereof, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses, incurred in connection with the preparation and negotiation of this Agreement, and after the date hereof, all Bank Expenses upon delivery to Borrower of an invoice therefor.

                2.6 Additional Costs. In case any change in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law), in each case after the date of this Agreement:

                        (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

                        (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

                        (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error, provided, however, that Borrower shall not be liable for any such amount attributable to any period prior to the date one hundred and eighty (180) days prior to the date of such certificate.

                2.7 Term. This Agreement shall become effective on the Closing Date and, subject to Section 11.7, shall continue in full force and effect for a term ending on the Maturity Date. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

        3.      CONDITIONS OF ADVANCES

                3.1 Conditions Precedent to Initial Advance. The obligation of Bank to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                        (a)     this Agreement;

                        (b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                        (c)     the LIBOR Supplement;

                        (d) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof; and

                        (e) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

                3.2 Conditions Precedent to all Advances. The obligation of Bank to make each Advance, including the initial Advance, is further subject to the following conditions:

                (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

                (b) the representations and warranties contained in Section 4 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Advance as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Advance. The making of each Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the accuracy of the facts referred to in this
Section 3.2(b).

        4.      REPRESENTATIONS AND WARRANTIES

                Borrower represents and warrants (subject to the disclosures and exceptions set forth in Borrower's prospectus dated November 21, 1995) as follows:

                4.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

                4.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

                4.3 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

                4.4 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.

                4.5 Name; Location of Chief Executive Office. Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 9 hereof.

                4.6 Litigation. There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

                4.7 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

                4.8 Solvency. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

                4.9 Regulatory Compliance. Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

        4.10 Environmental Condition. Except as disclosed in Borrower's prospectus dated November 21, 1995, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

        4.11 Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

        4.12 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

        4.13 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of their respective businesses as currently conducted.

        4.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading (it being recognized by Bank, except as provided in Section 5.12, that the projections and forecasts provided by Borrower are not viewed as facts and that the actual results during the period or periods covered by any such projections or forecasts may differ from the projected or forecasted results).

5.  AFFIRMATIVE COVENANTS

        Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

        5.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

                5.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

                5.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (a) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during such period, certified by a Responsible Officer; (b) as soon as available, but in any event within ninety (90) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) within five (5) days upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; and (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

        Within twenty (20) days after the last day of each month in which the outstanding Advances under this Agreement exceed Three Million Dollars ($3,000,000), Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit B hereto, together with aged listings of accounts receivable and accounts payable.

        Borrower shall deliver to Bank with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

        As a condition to Borrower's requesting any Advances that would cause the aggregate outstanding balance of cash Advances to exceed One Million Dollars ($1,000,000), Bank shall have a right to audit Borrower's Accounts at Borrower's expense.

        Bank shall have a right from time to time hereafter to audit Borrower's Accounts at Borrower's expense, provided that such audits will be conducted no more often than annually unless an Event of Default has occurred and is continuing.

                5.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Two Hundred Thousand Dollars ($200,000).

                5.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

                5.6  Insurance.

                     (a) Borrower, at its expense, shall keep its business insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of its assets in amounts and of a type that are customary to businesses similar to Borrower's.

                     (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. After the occurrence of an Event of Default, all proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

                5.7 Principal Depository. Borrower shall maintain its principal depository and operating accounts with Bank.

                5.8 Quick Ratio. Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Quick Assets to Current Liabilities (excluding non-refundable customer deposits) of at least 1.75 to 1.00.

                5.9 Debt-Net Worth Ratio. Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities (excluding non-refundable customer deposits) less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than 1.00 to 1.00.

                5.10 Tangible Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter, a Tangible Net Worth of not less than Twenty Million Dollars ($20,000,000) plus, fifty percent (50%) of net profit after taxes, plus seventy-five percent (75%) of new equity proceeds without a reduction for net losses.

                5.11 Profitability. Borrower shall have a minimum net profit of One Million Five Hundred Thousand Dollars ($1,500,000) at the end of each fiscal year. Borrower shall not suffer two consecutive quarterly losses.

                5.12 1995 Financial Year Audit. The audited consolidated financial statements of Borrower for the fiscal year ending December 31, 1995 delivered to Bank in accordance with Section 5.3 hereto shall not materially differ from those prepared by Borrower and delivered to Bank immediately prior to the Closing Date. In the event such financial statements materially differ, Borrower and Bank shall execute such documents, as Bank deems appropriate, to provide Bank with a first priority security interest in all of Borrower's personal property. For purposes of this Section 5.12, Bank shall determine in its sole discretion whether such financial statements differ in any material respect.

                5.13 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

        6.      NEGATIVE COVENANTS

                Borrower covenants and agrees that, without the prior written consent of Bank, which may be withheld in Bank's sole discretion, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following:

                6.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; or (iii) Transfer of worn-out or obsolete Equipment, or Equipment financed by other vendors; (iv) Transfers which constitute liquidation of Investments permitted under Section 6.7; and
(v) other Transfers not otherwise permitted by this Section 6.1 not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

                6.2 Change in Business. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in Borrower's ownership. Borrower will not, without thirty (30) days prior written notification to Bank, relocate its chief executive office.

                6.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person where the aggregate consideration paid in any fiscal year with respect to such mergers, consolidations and acquisitions exceeds Eight Million Dollars ($8,000,000) or where the cash payments made in connection with such mergers, consolidations or acquisitions during the twelve month period following the date of this Agreement exceed Five Million Dollars ($5,000,000); provided that this Section 6.3 shall not apply to (i) the purchase of inventory, equipment or intellectual property rights in any transaction valued at less than One Hundred Thousand Dollars ($100,000) in the ordinary course of business or (ii) transactions among Subsidiaries or among Borrower and its Subsidiaries in which Borrower is the surviving entity.

                6.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

                6.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any accounts receivable, or permit any of its Subsidiaries so to do, except for Permitted Liens.

                6.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock; provided, that (i) Borrower may declare and make any dividend payment or other distribution payable in its equity securities, (ii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor, and (iii) Borrower may repurchase stock for so long as an Event of Default has not occurred, and will not exist after giving effect to such repurchase.

                6.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

                6.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person except for transactions with a Subsidiary that are upon fair and reasonable terms and transactions constituting Permitted Investments.

                6.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

                6.10 Compliance. Become an "investment company" controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

        7.      EVENTS OF DEFAULT

                Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

                7.1 Payment Default. If Borrower fails to pay the principal of, or any interest on, any Advances when due and payable; or fails to pay any portion of any other Obligations not constituting such principal or interest, including without limitation Bank Expenses, within thirty (30) days of receipt by Borrower of an invoice for such other Obligations;

                7.2 Covenant Default. If Borrower fails to perform any obligation under Sections 5.8, 5.9, 5.10, 5.11 or 5.12 or violates any of the covenants contained in Article 6 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period);

                7.3 Material Adverse Change. If there occurs a material adverse change in Borrower's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations;

                7.4 Attachment. If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty
(30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure period);

        7.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

        7.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a Material Adverse Effect;

        7.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

        7.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment); or

        7.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.  BANK'S RIGHTS AND REMEDIES

        8.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 7.5 all Obligations shall become immediately due and payable without any action by Bank);

                (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank; and

                (c) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit;

                (d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                     (e) Without notice to Borrower set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or
(ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank.

                8.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts;
(b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (e) settle and adjust disputes and claims respecting the Accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and Bank's obligation to provide Advances hereunder is terminated.

                8.3 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 5.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

                8.4 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under applicable law. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

                8.5 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

        9.      NOTICES

                Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower: Intevac, Inc.
                3550 Basset Street
                Santa Clara, CA 95054
                Attn: Chief Financial Officer
                FAX: (408) 727-5739

If to Bank:     Silicon Valley Bank
                3003 Tasman Drive
                Santa Clara, CA 95054
                Attn: Mike Field
                FAX: (408) 748-9478

        The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

        10.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

                This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

        11.     GENERAL PROVISIONS

                11.1    Successors and Assigns.

                        (a) This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in Bank's obligations, rights and benefits hereunder, subject to the provisions of this Section 11.1.

                        (b)     Bank may sell, negotiate or grant
participations to other financial institutions in all or part of the obligations of the Borrower outstanding under the Loan Documents, without notice to or the approval of Borrower; provided that any such sale, negotiation or participation shall be in compliance with the applicable federal and state securities laws and the other requirements of this Section 11.1. Notwithstanding the sale, negotiation or grant of participations, Bank shall remain solely responsible for the performance of its obligations under this Agreement, and Borrower shall continue to deal solely and directly with Bank in connection with this Agreement and the other Loan Documents.

                        (c) The grant of a participation interest shall be on such terms as Bank determines are appropriate, provided only that (1) the holder of such a participation interest shall not have any of the rights of Bank under this Agreement except, if the participation agreement so provides, rights to demand the payment of costs of the type described in
Section 2.6, provided that the aggregate amount that the Borrower shall be required to pay under Section 2.6 with respect to any ratable share of the Committed Line or any Advance (including amounts paid to participants) shall not exceed the amount that Borrower would have had to pay if no participation agreements had been entered into, and (2) the consent of the holder of such a participation interest shall not be required for amendments or waivers of provisions of the Loan Agreement other than those which (i) increase the amount of the Committed Line, (ii) extend the term of this Agreement, (iii) decrease the rate of interest or the amount of any fee or any other amount payable to Bank under this Agreement, (iv) reduce the principal amount payable under this Agreement, or (v) extend the date fixed for the payment of principal or interest or any other amount payable under this Agreement.

                        (d) Bank may assign, from time to time, all or any portion of the Committed Line to an Affiliate of Bank or to The Federal Reserve Bank or, subject to the prior written approval of Borrower (which approval will not be unreasonably withheld), to any other financial institution; provided, that (i) the amount of the Committed Line being assigned pursuant to each such assignment shall in no event be less than $400,000 and shall be an integral multiple of $200,000 and (ii) the parties to each such assignment shall execute and deliver to Borrower an assignment agreement in a form reasonably acceptable to each. Upon such execution and delivery, from and after the effective date specified in such assignment agreement (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment agreement, have the rights and obligations of a Bank hereunder and (y) Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment agreement, relinquish its rights and be released from its obligations under this Agreement (other than pursuant to this Section 11.1(d)), and, in the case of an assignment agreement covering all or the remaining portion of Bank's rights and obligations under this Agreement, Bank shall cease to be a party hereto. In the event of an assignment hereunder, the parties agree to amend this Agreement to the extent necessary to reflect the mechanical changes which are necessary to document such assignment. Each party shall bear its own expenses (including without limitation attorneys' fees and costs) with respect to such an amendment.

                11.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

        11.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

        11.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        11.5 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

        11.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

        11.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (excluding Obligations under Section 2.6 and 11.2 to the extent they remain inchoate at the time the outstanding payment Obligations are paid in full) remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in
Section 11.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

        11.8 Confidentiality. In handling any confidential information Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may deem appropriate in the exercise of its remedies under this Agreement. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information. Notwithstanding any provision of this Agreement to the contrary, neither Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination, copying or making extracts of, or discussions of: any document, information or other matter (i) prior to the occurrence of an Event of Default that constitutes non-financial trade secrets or non-financial proprietary information (provided that the terms of agreements that generate Accounts shall not be deemed to be "non-financial trade secrets or non-financial proprietary information"), or (ii) in respect to which disclosure to Bank (or designated representative) is then prohibited by (a) law, or (b) an agreement binding upon Borrower or any Subsidiary that was not entered into by Borrower or such Subsidiary for the primary purpose of concealing information from Bank.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                        INTEVAC, INC.


                                        By:  CBE
                                           ----------------------------------

                                        Title: CFO
                                              -------------------------------


                                        SILICON VALLEY BANK


                                        By:  T. VERTIS
                                           ----------------------------------

                                        Title: V.P.
                                              -------------------------------

                                   EXHIBIT A

                  LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

             DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M., P.S.T.


TO: CENTRAL CLIENT SERVICE DIVISION           DATE:   ______________________

FAX#:  (408) 496-2426               TIME:             ______________________

_______________________________________________________________________________

    FROM: __________________________________________________________________
                              CLIENT NAME (BORROWER)

    REQUESTED BY: __________________________________________________________
                              AUTHORIZED SIGNER'S NAME

    AUTHORIZED SIGNATURE: __________________________________________________

    PHONE NUMBER: __________________________________________________________

    FROM ACCOUNT # ____________________   TO ACCOUNT # _____________________

    REQUESTED TRANSACTION TYPE                   REQUEST DOLLAR AMOUNT

    PRINCIPAL INCREASE (ADVANCE)          $_________________________________
    PRINCIPAL PAYMENT (ONLY)              $_________________________________
    INTEREST PAYMENT (ONLY)               $_________________________________
    PRINCIPAL AND INTEREST (PAYMENT)      $_________________________________

    OTHER INSTRUCTIONS: ____________________________________________________
    ________________________________________________________________________

       All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and Advance confirmed by this Loan Payment/Advance Form; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

_______________________________________________________________________________

_______________________________________________________________________________

                                 BANK USE ONLY

    TELEPHONE REQUEST:

    The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.


    _______________________________________      ___________________________
             Authorized Requester                          Phone #

    _______________________________________      ___________________________
              Received By (Bank)                           Phone #


                    _______________________________________
                          Authorized Signature (Bank)

_______________________________________________________________________________

                                   EXHIBIT B
                           BORROWING BASE CERTIFICATE
                 (Applicable When Borrowing Exceeds $3,000,000)

- - -------------------------------------------------------------------------------

Borrower: Intevac, Inc.                            Lender:  Silicon Valley Bank

Commitment Amount: $10,000,000
- - -------------------------------------------------------------------------------



ACCOUNTS RECEIVABLE
    1.   Accounts Receivable Book Value as of ___                      $___________
    2.   Additions (please explain on reverse)                         $___________
    3.   TOTAL ACCOUNTS RECEIVABLE                                     $___________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
    4.   Amounts over 90 days due (Distributors over 60)  $_________
    5.   Balance of 50% over 90 day accounts              $_________
    6.   Concentration Limits                             $_________
    7.   Foreign Accounts                                 $_________
    8.   Governmental Accounts                            $_________
    9.   Contra Accounts                                  $_________
    10.  Promotion or Demo Accounts                       $_________
    11.  Intercompany/Employee Accounts                   $_________
    12.  Other (please explain on reverse)                $_________
    13.  TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS             $_________
    14.  Eligible Accounts (#3 minus #13)                              $__________
    15.  LOAN VALUE OF ACCOUNTS (80% of #14)                           $__________

BALANCES
    16.  Maximum Loan Amount                                           $10,000,000
    17.  Total Funds Available (Lesser of #16 or #15)                  $__________
    18.  Present balance owing on Line of Credit                       $__________
    19.  Outstanding under Sublimits
         (Letters of Credit and Foreign Exchange Contracts             $__________
    20.  RESERVE POSITION (#17 minus #18 minus #19)                    $__________



The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:
                                                      ----------------------
                                                       BANK USE ONLY
                                                       Rec'd By: ___________
                                                                Auth. Signer
___________________                                    Date: _______________

                                                       Verified: ___________
                                                                Auth. Signer
By: ______________________
     Authorized Signer                                 Date: _______________
                                                       _____________________
                                                      ----------------------

                                   EXHIBIT C

                             COMPLIANCE CERTIFICATE


TO:             SILICON VALLEY BANK

FROM:           INTEVAC, INC.

        The undersigned authorized officer of Intevac, Inc. hereby certifies that in accordance with the terms and conditions of the Loan Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending __________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

 PLEASE INDICATE COMPLIANCE STATUS BY CIRCLING YES/NO UNDER "COMPLIES" COLUMN.


REPORTING COVENANT                      REQUIRED                        COMPLIES
- - ------------------                      --------                        --------
Quarterly financial statements          Quarterly within 45 days        Yes   No
Annual (CPA Audited)                    FYE within 90 days              Yes   No
A/R & A/P agings                        Monthly within 20 days*         Yes   No
A/R Audit                               Annual                          Yes   No

FINANCIAL COVENANT                      REQUIRED          ACTUAL        COMPLIES
- - ------------------                      --------          ------        --------
Maintain on a Quarterly Basis:
  Minimum Quick Ratio**                 1.75:1.0          ___:1.0       Yes   No
  Minimum Tangible Net Worth***         $20,000,000****   $______       Yes   No
  Maximum Debt**/Tangible Net Worth***  1.0:1.0           ___:1.0       Yes   No

Profitability:  Quarterly               *****             $______       Yes   No
                Yearly                  $1,500,000        $______       Yes   No

*     when outstanding obligations exceed $3,000,000
**    excluding deferred revenues from customer advances
*** For calculation purposes, investments in 601 California Avenue and Cathode Technology considered intangible.
**** plus 50% of NPAT plus 75% of new equity without deducting for net losses ***** Borrower shall not suffer two consecutive quarterly losses.

COMMENTS REGARDING EXCEPTIONS: See Attached.

                                        ---------------------------------------
Sincerely,                                         BANK USE ONLY

_________________________________       Received by: __________________________
SIGNATURE                                            AUTHORIZED SIGNER

_________________________________       Date: _________________________________
TITLE
                                        Verified: _____________________________
_________________________________                 AUTHORIZED SIGNER
DATE
                                        Date: _________________________________

                                        Compliance Status:              Yes  No
                                        ---------------------------------------

                         LIBOR SUPPLEMENT TO AGREEMENT

        This LIBOR Supplement to Agreement (the "Supplement") is a supplement to the Loan Agreement (the "Agreement") dated as of March 14, 1996, between Silicon Valley Bank ("Bank") and Intevac, Inc. ("Borrower"), and forms a part of and is incorporated into the Agreement. Except as otherwise defined in this Supplement, capitalized terms shall have the meanings assigned in the Agreement.

        1.      Definitions.

                "Business Day" means a day of the year (a) that is not a Saturday, Sunday or other day on which banks in the State of California or the City of London are authorized or required to close and (b) on which dealings are carried on in the interbank market in which Bank customarily participates.

        "Interest Period" means for each LIBOR Rate Advance, a period of approximately one, two or three months as the Borrower may elect, provided that the last day of an Interest Period for a LIBOR Rate Advance shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable Maturity Date.

        "Interest Rate" shall mean as to: (a) Prime Rate Advances, a rate equal to the Prime Rate; and (b) LIBOR Rate Advances, a rate of Two and One Half Percent (2 1/2%) per annum in excess of the LIBOR Rate (based on the LIBOR Rate applicable for the Interest Period selected by the Borrower).

        "LIBOR Base Rate" means, for any Interest Period for a LIBOR Rate Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 A.M. (local time in such interbank market) two (2) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

        "LIBOR Rate" shall mean, for any Interest Period for a LIBOR Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by
(ii) 1 minus the Reserve Requirement for such Interest Period.

        "LIBOR Rate Advances" means any Advances made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

        "Prime Rate Advances" means any Advances made or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

        "Regulatory Change" means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

        "Reserve Requirement" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or
(ii) any category of extensions of credit or other assets which include
Advances.

        2. Requests for Advances; Confirmation of Initial Advances. Each LIBOR Rate Advance shall be made upon the irrevocable written request of Borrower received by Bank not later than 11:00 a.m. (Santa Clara, California time) on the Business Day three (3) Business Days prior to the date such Advance is to be made. Each such notice shall specify the date such Advance is to be made, which day shall be a Business Day; the amount of such Advance, the Interest Period for such Advance, and comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.

        Each written request for a LIBOR Rate Advance shall be in the form of a LIBOR Rate Advance Form as set forth on Exhibit A, which shall be duly executed by a Responsible Officer.

        3.      Conversion/Continuation of Advances.

                (a) Borrower may from time to time submit in writing a request that Prime Rate Advances be converted to LIBOR Rate Advances or that any existing LIBOR Rate Advances continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Advances which will constitute LIBOR Rate Advances (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Advances. Each written request for a conversion to a LIBOR Rate Advance or a continuation of a LIBOR Rate Advance shall be substantially in the form of a LIBOR Rate Conversion/Continuation Certificate as set forth on Exhibit B, which shall be duly executed by a Responsible Officer. Subject to the terms and conditions contained herein, three (3) Business Days after Bank's receipt of such a request from Borrower, such Prime Rate Advances shall be converted to LIBOR Rate Advances or such LIBOR Rate Advances shall continue, as the case may be provided that:

                        (i) no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

                        (ii) no party hereto shall have sent any notice of termination of this Supplement or of the Agreement.

                        (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower's requests for LIBOR Rate Advances;

                        (iv) the amount of a LIBOR Rate Advance shall be $500,000 or such greater amount which is an integral multiple of $50,000; and

                        (v) Bank shall have determined that the Interest Period or LIBOR Rate is available to Bank which can be readily determined as of the date of the request for such LIBOR Rate Advance.

        Any request by Borrower to convert Prime Rate Advances to LIBOR Rate Advances or continue any existing LIBOR Rate Advances shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Advances.

          (b)  Any LIBOR Rate Advances shall automatically convert to
Prime Rate Advances upon the last day of the applicable Interest Period, unless Bank has received and approved a complete and proper request to continue such LIBOR Rate Advance at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Advances shall, at Bank's option, convert to Prime Rate Advances in the event that (i) an Event of Default, or event which with the notice or passage of time or both would constitute an Event of Default, shall exist, (ii) this Supplement or the Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Advances which have previously been converted to LIBOR Rate Advances, or the aggregate principal amount of existing LIBOR Rate Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the Committed Line. Borrower agrees to pay to Bank, upon demand by Bank (or Bank may, at its option, charge Borrower's deposit account) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Advances to Prime Rate Advances pursuant to any of the foregoing.

          (c) On all Advances, Interest shall be payable by Borrower to Bank monthly in arrears not later than the thirteenth day of each calendar month at the applicable Interest Rate.

     4.   Additional Requirements/Provisions Regarding LIBOR Rate Advances; Etc.

          (a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Advance prior to the last day of the Interest Period for such Advance, Borrower shall immediately notify Borrower's account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank's determination as to such amount shall be conclusive absent manifest error.

          (b) Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

               (i) changes the basis of taxation of any amounts payable to Bank under this Supplement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which such Bank has its principal office); or

               (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Advances or any deposits referred to in the definition of "LIBOR Base Rate"); or

               (iii) imposes any other condition affecting this Supplement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the date of the Agreement which will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 4. Determinations and allocations by Bank for purposes of this Section 4 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

        (c) Borrower shall pay Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Bank) to compensate it for any loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a LIBOR Rate Advance on the date for such borrowing specified in the relevant notice of borrowing hereunder.

        (d) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

        (e) If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Advance, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Bank's obligation to make the LIBOR Rate Advances shall terminate, unless Bank and the Borrower agree in writing to a different interest rate Advances shall terminate, unless Bank and the Borrower agree in writing to a different interest rate applicable to LIBOR Rate Advances. If it shall become unlawful for Bank to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 4(a)).

        IN WITNESS WHEREOF, the undersigned have executed this LIBOR Supplement to Agreement as of the first date above written.


                                        INTEVAC, INC.


                                        By: /s/
                                           ------------------------------------

                                        Title: CFO
                                               --------------------------------


                                        SILICON VALLEY BANK


                                        By: /s/
                                           ------------------------------------

                                        Title: V.P.
                                               --------------------------------

                                   EXHIBIT A

                            LIBOR RATE ADVANCE FORM



        The undersigned hereby certifies as follows:

        I, __________________, am the duly elected and acting ______________ of
Intevac, Inc. ("Borrower").

        This certificate is delivered pursuant to Section 2 of that certain LIBOR Supplement to Agreement together with the Loan Agreement by and between Borrower and Silicon Valley Bank ("Bank") (the "Agreement"). The terms used in this Borrowing Certificate which are defined in the Agreement have the same meaning herein as ascribed to them therein.

        Borrower hereby requests on _____________________, 19___ a LIBOR Rate Advance (the "Advance") as follows:

        (a) The date on which the Advance is to be made is ___________________, 19___.

        (b) The amount of the Advance is to be ___________________ ($___________), for an Interest Period of month(s).

        All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

        IN WITNESS WHEREOF, this LIBOR Rate Advance Form is executed by the undersigned as of this ________________ day of _______________________, 19___.


                                           INTEVAC, INC.


                                           By: ________________________________

                                           Title: _____________________________


For Internal Bank Use Only
===============================================================================
LIBOR Pricing Date     LIBOR Rate     LIBOR Rate Variance     Maturity Date
_______________________________________________________________________________
                                                ______%
===============================================================================
                                       6

                                   EXHIBIT B

                 LIBOR RATE CONVERSION/CONTINUATION CERTIFICATE

        The undersigned hereby certifies as follows:

        I, ___________, am the duly elected and acting __________ of Intevac, Inc. ("Borrower").

        This certificate is delivered pursuant to Section 2 of that certain LIBOR Supplement to Agreement together with the Loan Agreement by and between Borrower and Silicon Valley Bank ("Bank") (the "Agreement"). The terms used in this LIBOR Rate Conversion/Continuation Certificate which are defined in the Agreement have the same meaning herein as ascribed to them therein.

        Borrower hereby requests on ___________, 19__ a LIBOR Rate Advance (the "Advance") as follows:

        (a)    ___    (i)  A rate conversion of an existing Prime Rate Advance
                           from a Prime Rate Advance to a LIBOR Rate Advance; or

               ___   (ii)  A continuation of an existing LIBOR Rate Advance as
                           a LIBOR Rate Advance;

                           [Check (i) or (ii) above]

        (b)    The date on which the Advance is to be made is ___________, 19__.

        (c) The amount of the Advance is to be ___________ ($__________), for an Interest Period of ________ month(s).

        All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

        IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation Certificate is executed by the undersigned as of this ________ day of ___________, 19__.

                                                INTEVAC, INC.

                                                By: _________________________

                                                Title: ______________________


For Internal Bank Use Only

===============================================================================
LIBOR Pricing Date      LIBOR Rate     LIBOR Rate Variance    Maturity Date
- - -------------------------------------------------------------------------------
                                                 ____%
===============================================================================



                                       7